Exhibit 10.1

RenovoRx
4546 El Camino Real, Ste. B1
Los Altos, CA 94022
www.renovorx.com

March 8, 2024

Leesa Gentry

Re:	Amended and Restated Offer Letter

Dear Leesa:

This Amended and Restated Offer Letter amends, restates and replaces that certain offer letter, dated March 21, 2023 (the “Original Offer Letter”), between yourself and RenovoRx, Inc. (the “Company”). Upon the mutual execution of this Amended and Restated Offer Letter, the Company shall retain you in the new position as Chief Clinical Officer of the Company, with a start date of March 1, 2024 (the “Start Date”). For the avoidance of doubt, the terms of the Original Offer Letter shall govern our relationship from March 21, 2023 until the Start Date.

If you accept the terms of this Amended and Restated Offer Letter (as evidenced by your signature hereto), you will receive an annualized salary of $325,000, less applicable withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. In addition to any discretionary increases in annual salary which you may be afforded from time to time in the Company’s sole discretion, your annual salary will be subject to increase to $396,000 if and when the annual salary of the Company’s Chief Executive Officer (CEO) is increased to offset the salary reductions undertaken by the Company for the CEO in January 2024. You will also be eligible to receive an annual discretionary bonus of up to 35% of your annualized base salary, which for 2024 shall not be pro-rated based on your Start Date, dependent on the performance of the Company and your individual performance, as determined by the Company in its discretion (the “Bonus”). You must be employed by the Company on the date the Bonus is paid in order to be eligible to be paid a Bonus. This is a full-time exempt position that will report to the Chief Executive Officer. A job description for this position is included as Exhibit A.

As an employee, you will also be eligible to receive certain employee benefits as set forth in Exhibit B. You should note that the Company may modify job titles, salaries, benefits, and other terms and conditions of employment from time to time as it deems necessary. You acknowledge that this position may require travel up to 25% per year to locations as requested by the CEO or CMO.

In addition, in anticipation of your acceptance of this officer, the Company granted you an option to purchase 190,000 of the Company’s common stock (the “Option”) on March 6, 2024. The exercise price per share of the Option is equal the fair market value per share of the Common Stock on March 6, 2024, as determined in accordance with the Company’s 2021 Omnibus Equity Incentive Plan (the “Plan”). The Option is subject to the terms and conditions of the Plan and a stock option agreement between you and the Company, including vesting requirements (1/48th of the shares subject to the Option will vest on each monthly anniversary of the vesting commencement date (your Start Date), in each case subject to your continued service with the Company through the applicable vesting date). No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or to a continued employment relationship.

You acknowledge and agree that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. In addition, you acknowledge that the certain At-Will Employment, Confidential Information, Invention Assignment, And Arbitration Agreement, dated March 31, 2024, between you and the Company (the “Confidentiality Agreement”) shall remain unmodified and in full force and effect.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Manual.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be as of March 1, 2024. This Amended and Restated Offer Letter, along with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or employment negotiations, whether written or oral. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or employment negotiations, whether written or oral.

The Company is excited about your new role and looks forward to continuing our beneficial and productive relationship. We look forward to your favorable reply and your acceptance as indicated by your signature below.

Sincerely,

/s/ Shaun R. Bagai
Shaun R. Bagai
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Leesa Gentry
Printed Name:	Leesa Gentry
Date:	03/08/2024

Exhibit A – Job Description

The Chief Clinical Officer will need to be entrepreneurial, intellectually curious, and detail-oriented. This role requires a cross-functional connector, an architect and a problem-solver who is always willing to get into the weeds for the betterment of the team, our patients, and our mission. The Chief Clinical Officer is expected to be a people-oriented leader who leads with empathy and humility. While we are still a small company, our passion and commitment to developing effective and targeted cancer treatments is significant and this role is key to helping RenovoRx succeed at key milestones.

As the Chief Clinical Officer, your presence in our Los Altos office is critical to developing culture, maintaining accountability, and overseeing the day-to-day operations of the clinical team. You will report to our Chief Executive Officer (CEO), partner with our management team, and be responsible for translating our overall clinical strategy to short-term plans and ensuring execution on those plans to achieve our overall annual and long-term corporate objectives.

Essential Duties and Responsibilities:

This role requires an individual who understands the fast-paced clinical environment, does not require definition to be effective, and who spots issues and dives in. The key responsibilities of the Chief Clinical Officer includes:

●	Manage all aspects of clinical development including handling the needs of a Phase 3 pancreatic cancer randomized trial, upcoming Phase 2/3 bile duct cancer trial and other upcoming trials

●	Manage multi-center oncology trials:

○	Become a subject matter expert on RenovoRx clinical trial protocols

○	Respond promptly to questions from Study Sites regarding protocol and study conduct

○	Oversee patient enrollment including enrollment goals and timelines as well as ensure study proctors are prepared so they may assist as appropriate

○	Oversee data collection and monitoring

○	Oversee inspection readiness activities

○	Oversee the development of all clinical trial related documentation including protocols, CRFs, ICFs, SAPs and CSR

●	Assist in driving pipeline development and participating in clinical development strategy including INDs, IISs, registries, etc.,

●	Participate in the development, review and implementation of ICH-GCP SOPs processes and policies

●	Ensure all activities conducted by internal and external resources are performed in accordance with SOPs, established guidelines and work instructions, and appropriate industry, FDA, ICH guidelines and Good Clinical Practices (GCPs)

●	Direct management and oversight of all cross-functional team members and vendors supporting clinical development of including Clinical Operations, Regulatory Affairs, Clinical Safety and Pharmacovigilance, Bioinformatics, Data Management, Medical Writing and ICH-GCP Quality Assurance

●	Oversee IRB submissions and communications

●	Manage communication and regular meetings with Data Monitoring Committees (DMC)/Data Safety Monitoring Boards (DSMB)

●	Present clinical program statuses to clinical team and management as needed

●	Oversee and provide leadership for the clinical team including clinical operations teams members, third party contingent workers and vendors

●	Serve as Company Agent with FDA’s CDER and CBER divisions and other global regulatory bodies as required

●	Oversee pharma regulatory consultants, vendors and activities, including the development and submission of Investigational New Drug Applications (INDs) and New Drug Marketing Authorizations (NDAs)

●	Oversee other clinical studies/goals in the future as determined by RenovoRx

Required education:

●	Bachelor’s degree with advanced degree preferred

Desired experience:

●	Minimum of 20 years of experience in clinical research; oncology experience preferred

●	Experience in conceptualizing and implementing drug and/or device product development programs. Successful marketing authorizations in the new drug or device industry a plus.

●	Experience in clinical trials and clinical data analysis with the ability to manage large databases and maintain paper and electronic documents

●	Experience leading and growing teams

●	Energetic, forward-thinking, and creative with high ethical standards and good judgment

●	Analytical, technical and project management skills with the ability to work well under pressure and time constraints from competing priorities

●	Possess the ability to see the larger picture perspective while being well versed in different aspects of the company

●	Broadly experienced with senior executives ideally with both large pharma and emerging biotechnology organizations

●	Resourceful, strategic, and analytical thinker who can help shape the future strategy of the company, anticipate potential challenges, and develop viable options to ensure successful outcomes

●	Highly developed cross-functional collaboration and planning capabilities with the ability to integrate multiple points of view and inputs into an aligned plan with appropriate buy in

●	Detail-oriented with high degree of accuracy and exactitude; ability to successfully lead and complete projects with multiple stakeholders

●	Excellent interpersonal, analytical, leadership skills

●	Highly proficient with Microsoft Office applications (Outlook, Word, Excel, and PowerPoint)

additional details

This is an in-house position based in Los Altos, California but may require up to 25% travel to clinical sites as necessary or other business-related travel. The role will require the ability to sit for extended periods of time using a computer or a phone, share a workspace maintained in good order, potentially lift up to 20 lbs., and work alone or with others in a small office environment.

Exhibit B – Summary of Benefits

The following is a brief summary of benefits. Full information concerning eligibility requirements is in RenovoRx, Inc.’s Employee Manual and/or the Summary Plan Descriptions provided by the insurer.

PAID TIME OFF

Holidays. Our paid holidays are:

New Year’s Day	Thanksgiving Day
President’s Day	Day after Thanksgiving
Memorial Day	Christmas Eve
Juneteenth	Christmas Day
Independence Day	New Year’s Eve
Labor Day

We reserve the right to observe a holiday on the actual day or on another day of our choosing.

VACATION

Vacation is provided by RenovoRx, Inc. for employees under Company’s Flexible Time Away (“FTA”) policy, which shall be provided under separate cover.

PAID SICK TIME

The Company recognizes that the inability to work because of illness or injury may cause economic hardship. For this reason, the Company provides 24 hours/3 days paid sick time upon hire and annually at the beginning of each anniversary year to all employees who work in California at least 30 days within a year from hire. Employees are eligible to use the time upon their 90th day of employment. Sick time may be used for your own or your family member’s health needs. Paid sick time may also be used for purposes relating to an employee being a victim of domestic violence, sexual assault or stalking.

INSURANCE

We offer medical, dental and vision insurance. Insurance details will be provided upon hire or earlier if requested.

RETIREMENT SAVINGS

You remain are eligible to participate in our 401(k) program that includes an employer match.

Employer matching contributions are made on a per-pay period basis based on the amount of the employee’s pre-tax and/or Roth contributions. The employer match is 100% of employee deferrals up to the first 3% of compensation for the period and 50% of the next 2% of compensation for the period, and is immediately vested.

OTHER BENEFITS

None

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